                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

Daleen International, Inc. - incorporated in U.S. Virgin Islands
Daleen IAC, LLC - incorporated in Delaware
Daleen Canada Corporation - incorporated in Nova Scotia
Daleen Callco Corporation - incorporated in Nova Scotia
Daleen Holdings Corporation - incorporated n Nova Scotia
Daleen Technologies Europe, B.V. - incorporated in the Netherlands PartnerCommuntiy, Inc. - incorporated in Delaware
Daleen Australia Pty Limited - incorporated in Australia